Exhibit 99.1

[GENERA LOGO]

FOR IMMEDIATE RELEASE

Contact:

Genaera Corporation	The Trout Group/BMC Communications
Jennifer Bilotti	Jonathan Fassberg ext. 16 (investor inquiries)
(610) 941-4020	Brad Miles ext. 17 (media inquiries)
www.genaera.com	(212) 477-9007

Genaera Announces Second Quarter 2005 Financial Results

Plymouth Meeting, PA — August 2, 2005 — Genaera Corporation (NASDAQ: GENR) announced today its financial results for the three and six months ended June 30, 2005. The net loss for the three months ended June 30, 2005 was $5.7 million, or $(0.10) per share basic and diluted, as compared to a net loss of $4.0 million, or $(0.08) per share basic and diluted, for the three months ended June 30, 2004. The net loss for the six months ended June 30, 2005 was $11.0 million, or $(0.19) per share basic and diluted, as compared to a net loss of $8.3 million, or $(0.16) per share basic and diluted, for the six months ended June 30, 2004.

Genaera’s research and development expenses for the three- and six-month periods ended June 30, 2005 were $4.9 and $9.2 million, respectively, compared to $3.0 and $6.2 million, respectively, for the same periods in 2004. The increase was primarily due to increases in clinical trial and manufacturing costs related to EVIZON™ (squalamine lactate) for the treatment of age-related macular degeneration (AMD) and resulting increases in personnel expenses. These increases were partially offset by decreases in consulting expenses for research and development and third-party contract research costs related to the progression of EVIZON through Phase II clinical trials.

Genaera’s general and administrative expenses for the three- and six-month periods ended June 30, 2005 were $1.1 million and $2.5 million, respectively, compared to $0.9 million and $2.4 million, respectively, for the same periods in 2004. This difference was due principally to increases in personnel as a result of expanded development efforts and increased professional fees.

The Company’s cash, cash equivalents and short-term investment balance was $20.8 million at June 30, 2005.

“During the second quarter, we achieved a number of major milestones for our EVIZON program including reaching agreement on a Special Protocol Assessment and the start of our first Phase III trial of EVIZON in “wet” AMD,” commented Roy C. Levitt, Chief Executive Officer of Genaera. “Systemic delivery differentiates EVIZON from other anti-angiogenic compounds that must be injected into the eye to treat wet AMD. Moreover, wet AMD occurs commonly in both eyes and intravenous administration simultaneously treats both affected eyes, avoiding the complications of frequent chronic intraocular needle injections in one or both affected eyes. EVIZON has been well tolerated and consistently stabilized or improved vision in our Phase I and Phase II trials in subjects with both early (good vision) and late stage (low vision) wet AMD lesions. Our highest priority is demonstrating the enormous potential for EVIZON to be a leading therapy in the rapidly growing AMD market. We look forward to communicating continued progress in our clinical trials during the second half of this year.”

“With respect to our other programs, in the second quarter we announced the receipt of regulatory authorization and study-specific funding of $2.35 million through a Therapeutics Development Award from the Cystic Fibrosis Foundation Therapeutics to begin a pivotal Phase II clinical trial of LOMUCIN™ as an oral mucoregulator to control mucus overproduction in individuals with cystic fibrosis,” continued Dr. Levitt. “We anticipate that this multi-center double masked placebo controlled trial will start soon and evaluate LOMUCIN in 100 individuals with cystic fibrosis (CF) and placebo in an additional 100 individuals with CF. In addition, MedImmune continues to progress MEDI-528 (neutralizing antibody to IL9) for treating asthma and other respiratory disorders, with the successful completion of one Phase I program.”

About Genaera

Genaera Corporation is a biopharmaceutical company committed to developing medicines to address substantial unmet medical needs in major pharmaceutical markets. The Company has four products in development for the treatment of eye, cancer and respiratory disorders. EVIZON™ (squalamine lactate) is Genaera’s lead product in development for ophthalmic indications, specifically “wet” age-related macular degeneration (AMD). Genaera’s other programs include: squalamine for the treatment of cancer; interleukin-9 antibody, a respiratory treatment based on the discovery of a genetic cause of asthma; and LOMUCIN™, a mucoregulator to treat the overproduction of mucus and secretions involved in many forms of chronic respiratory disease.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management’s current views and are based on certain expectations and assumptions. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “believe,” “continue,” “develop,” “expect,” “plan” and “potential” or other words of similar meaning. Genaera’s actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to: Genaera’s history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera’s product candidates, including EVIZON, may be delayed or may not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; the risk that EVIZON ceases to meet the criteria for CMA2 Pilot or Fast Track designation at some point in the future; Genaera’s reliance on its collaborators, in connection with the development and commercialization of Genaera’s product candidates; market acceptance of Genaera’s products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industry; and the other risks and uncertainties discussed in this announcement and in Genaera’s filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.

GENAERA CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenues	$244	$36	$390	$172

Costs and expenses
Research and development	4,939	3,015	9,213	6,151
General and administrative	1,146	926	2,465	2,354

	6,085	3,941	11,678	8,505

Loss from operations	(5,841)	(3,905)	(11,288)	(8,333)

Interest income, net	149	66	302	131
Loss on sale of equipment	—	(118)	—	(118)

Net loss	$(5,692)	$(3,957)	$(10,986)	$(8,320)

Net loss per share - basic and diluted	$(0.10)	$(0.08)	$(0.19)	$(0.16)

Weighted average shares outstanding - basic and diluted	57,191	52,396	57,161	51,711

CONDENSED BALANCE SHEETS

(Unaudited)

(In thousands)

	June 30, 2005	December 31, 2004
Cash, cash equivalents and investments	$20,842	$32,151
Prepaid expenses and other current assets	970	602
Fixed assets, net	841	736
Other assets	58	59

Total assets	$22,711	$33,548

Current liabilities	$2,978	$3,886
Long-term liabilities	1,289	580
Stockholders’ equity	18,444	29,082

Total liabilities and stockholders’ equity	$22,711	$33,548